EXHIBIT 31.1

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Leonard Ivins	Chief Executive Officer and	November 21, 2011
J. Leonard Ivins	Chairman of the Board